Exhibit 107

Calculation of Filing Fee Tables

Form F-1

(Form Type)

Nano Labs Ltd

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title (1) (2)	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee

Newly Registered Securities

Fees previously paid	Equity	Class A ordinary shares, par value US$0.0001 per share, represented by ADSs	457(o)	—	—	$50,000,000	0.0000927	$4,635.00

	Total Offering Amounts					$50,000,000		$4,635.00

(1)

American depositary shares, or ADSs, issuable upon deposit of the ordinary shares registered hereby have been registered under a separate registration statement on Form F-6 (File No. 333-                 ). Each ADS represents                ordinary shares.

Includes (a) Class A ordinary shares represented by ADSs initially offered and sold outside the United States that may be resold from time to time in the United States either as part of their distribution or within 40 days after the later of the effective date of this registration statement and the date the shares are first bona fide offered to the public, and (b) Class A ordinary shares represented by American depositary shares that may be purchased by the underwriters pursuant to their option to purchase additional ADSs. The Class A ordinary shares are not being registered for the purpose of sales outside the United States.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act and reflects the maximum offering price of securities registered hereunder.